Exhibit 10.9

Aldermanbury Investments Limited

125 London Wall

London EC2Y 5AJ

United Kingdom

To:

Liberty Global Europe Holding B.V.

Boeingavenue 53

1119 PE Schiphol-Rijk

The Netherlands

Date: As of 21 March 2011

Dear Sirs,

Letter Agreement

This letter (this “Letter”), when countersigned by you, shall bind Aldermanbury Investments Limited (“AIL”) and Liberty Global Europe Holding B.V. (“Liberty”) to the obligations described herein. This Letter is executed in relation to and as part of the contingent purchase by AIL of all of the shares in Kabel in the nominal amount of EUR 25,500, as set out in the SPA. Terms used in this letter shall have the meaning ascribed to such terms in Clause 2 or the introduction of this letter.

1	Background and General Obligations of the Parties

(a)	Liberty (as guarantor) and UPC Germany HoldCo 2 GmbH (“UPC”) (as purchaser) are about to enter into the SPA under which, contingent upon Liberty obtaining Antitrust Clearance, UPC would acquire the Kabel Shares from Seller.

(b)	Should Liberty notify AIL that Antitrust Clearance (i) cannot be obtained or (ii) has not been obtained by 31 December 2011, AIL shall, subject to and in accordance with the provisions of Section 4.5 of the SPA and the Commitment Letter, automatically step into the SPA in lieu of UPC and accordingly acquire the Kabel Shares from Seller pursuant to the provisions of the SPA.

(c)	Prior to the signing of the SPA between the Seller, Liberty and UPC, AIL shall sign the Commitment Letter between AIL, Liberty and UPC.

(d)	AIL shall hold the Kabel Shares on a temporary basis with a view to reselling them to a Third Party Purchaser pursuant to Clause 6 of this Letter. It is understood that AIL will not resell or otherwise transfer the Kabel Shares or any shares or interests in, or assets of, any member of the Kabel Group to Liberty or any of its Affiliates.

(e)	The Parties have entered into the Total Return Swap, which provides that Cash Settlement shall apply pursuant to the terms thereof.

(f)	It is the intention of AIL that it will sell the Kabel Shares to a Third Party Purchaser within 12 months of the AIL Step-in Date.

(g)	Liberty shall have no rights (as a shareholder, manager or otherwise) with respect to the holding of the Kabel Shares and the conduct of business or the resale of Kabel or the Kabel Group. The foregoing shall not be deemed to limit the provision of Clause 6.

(h)	Neither Liberty nor any of its Affiliates shall have any capability of exercising influence over Kabel or the Kabel Group; in particular (without limitation):

(i)	neither Liberty nor any of its Affiliates shall have a right to use all or part of the assets of Kabel or the Kabel Group nor shall Liberty nor any of its Affiliates have the right to exercise control or influence over Kabel or the Kabel Group nor shall they have any right to influence the running or management of Kabel or the Kabel Group;

(ii)	neither Liberty nor any of its Affiliates shall have the right to appoint any members of the Board of Directors of Kabel or the Kabel Group;

(iii)	neither Liberty nor any of its Affiliates shall have any right to appoint any management of Kabel or the Kabel Group; and

(iv)	neither Liberty nor any of its Affiliates shall have any right of consultation with respect to the AIL Kabel Acquisition or any Disposal.

(i)	Between the time of closing of the SPA and a Disposal of the Kabel Shares by AIL, AIL will own Kabel, but shall not have an active role in the management or operation of Kabel or the Kabel Group, in particular it shall not determine or influence the competitive behaviour of Kabel or the Kabel Group.

(j)	AIL represents that on the date of this Letter, it is an indirect wholly-owned subsidiary of J.P. Morgan Chase & Co Inc. and that its business activity mainly concerns making investments in a broad range of financial assets including debt securities, equity securities, fund units, with the intention to sell such investments onwards.

(k)	The intention of AIL is to, at the time of closing of the SPA and the AIL Kabel Acquisition, hold Kabel and the Kabel Group for sale in accordance with Section 3 para. 5 of the EU Merger Regulation and Section 37 para. 3 of the German Competition Act and any other applicable corresponding rules.

(l)	It is understood that Liberty will inform as soon as reasonably practical the European and, if required, the German merger control authorities of the concept and contents of the Transaction Documents.

(m)	After execution of the Transaction Documents by all parties thereto, Liberty shall disclose the content of the Transaction Documents to its auditors and the Authority.

(n)

Nothing in this Letter shall constitute a partnership or joint venture between (1) AIL or any of its Affiliates and Indemnified Persons and (2) Liberty for any purposes. AIL is not acting as trustee or agent for Liberty and nothing in this Letter shall be deemed to create a trust or agency relationship. AIL shall retain complete independent shareholder control over Kabel until such time as a Disposal and, for the avoidance of doubt, nothing in this Letter shall be construed as conferring on Liberty any right or entitlement, directly or indirectly, to exercise any control or decisive influence over Kabel.

2	Definitions

2.1	In this Letter:

“Affiliate” has the meaning given to it in the Total Return Swap; for the avoidance of doubt, UPC is an Affiliate of Liberty.

“AIL Indemnified Person” means AIL and its Affiliates and its (and its Affiliates’) directors, officers, employees and consultants and each other person, if any, controlling AIL or any of its Affiliates and including (without limitation) any director, executive or officer of Kabel or any of its subsidiaries who is an employee of, or nominated by any other AIL Indemnified Person.

“AIL Interest” means AIL’s and/or any of its Affiliates’ direct or indirect interest in Kabel.

“AIL Kabel Acquisition” means the acquisition of the Kabel Shares from the Seller by AIL pursuant to the SPA.

“AIL Step-in Date” means the date when AIL assumes UPC’s rights and obligations under the SPA in accordance with the Commitment Letter and Section 4.5 of the SPA.

“Antitrust Clearance” has the meaning given to it in the SPA.

“Asset Realisation” has the meaning given in Clause 7 (Asset Realisation / Kabel Liquidation).

“Authority” means the European Union and German Competition Authorities.

“Business Day” has the meaning given to it in the Total Return Swap under the heading “Equity Amounts”.

“Cash Settlement” has the meaning given to it in the Total Return Swap.

“Claim” shall have the meaning given to it in Clause 10.1 (Indemnity).

“Closing” means the earlier of (i) settlement of the Total Return Swap by way of Cash Settlement in accordance with the terms thereof and (ii) termination of the Total Return Swap.

“Commitment Letter” means the commitment letter to be issued by AIL to UPC in the form as attached hereto as Schedule 1.

“Disposal” means completion of the sale or disposal of Kabel by AIL (or its Affiliate(s)) whether by a sale of the Kabel Shares pursuant to Clause 6 (Sale to a Third Party Purchaser), by way of Asset Realisation or Kabel Liquidation pursuant to Clause 7 (Asset Realisation / Kabel Liquidation), sale or disposal of the AIL Interest or through any combination of means, and whether through one or more transactions.

“Equity Amount” has the meaning given to it in the Total Return Swap.

“Indemnified Person” means each AIL Indemnified Person.

“Kabel” means Kronen tausend650 GmbH (to be renamed “Musketeer GmbH”), a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Charlottenburg under registration number HR B 131058 and having its corporate seat (Sitz) in Heidelberg, Germany.

“Kabel Articles of Association” means the articles of association of Kabel as amended from time to time in accordance with the Kabel Articles of Association, a translation of which is set out in Schedule 2 (Form of Articles of Association of Kabel).

“Kabel Business Plan” has the meaning given to that term in Clause 5.4 of this Letter.

“Kabel Group” means Kabel and each of its subsidiaries from time to time.

“Kabel Shares” means all of the shares in Kabel in the aggregate nominal amount of EUR [25,500].

“Liberty Group” means Liberty and its Affiliates.

“Liberty Obligation” means any representation, warranty, covenant or undertaking by Liberty, including to indemnify or to pay any amount under or in respect of the Transaction Documents.

“Liquidation” means any one or more of the following:

(a)	an order is made, petition presented or meeting convened for the winding up or for the appointment of any provisional liquidator (or equivalent in the relevant jurisdiction) or in relation to any other process whereby the business of the relevant entity is terminated and the assets of the relevant entity concerned are distributed amongst the creditors and/or shareholders or other contributors of the relevant entity;

(b)	a legal proceeding or other procedure is taken by any person with a view to the appointment of an administrator (or equivalent in the relevant jurisdiction) with respect to the relevant entity, whether out of court or otherwise;

(c)	a receiver (including any administrative receiver, or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) is appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the relevant entity or such an order is made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the relevant entity concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body); or

(d)	the relevant entity takes any step with a view to a suspension of payments, a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors.

“Loss” and “Losses” have the meaning given to these terms in Clause 10.1 of this Letter.

“Party” means a party to this Letter.

“Seller” means Oskar Rakso S.à r.l.

“SPA” means the Sale and Purchase Agreement by and between Seller, UPC Liberty (as guarantor) and Liberty Global Holding B.V. (as secondary guarantor) to be entered into on or around 21 March 2011 pursuant to which Seller agrees to sell and UPC agrees to purchase, the Kabel Share, subject to the obtaining of Antitrust Clearance in accordance with the provisions of the SPA

“Taxes” includes, without limitation, all present and future taxes, withholdings, deductions, assessments, levies, imposts, duties, fees, charges or surcharges, in each case of any nature whatsoever and howsoever termed and wheresoever and howsoever arising, imposed, withheld, deducted, levied, assessed, asserted, charged or demanded at any time by any law of or any competent authority of any jurisdiction, together with all interest thereon and penalties, fines or similar liabilities in respect thereof or other additions thereto and tax and taxation shall be construed accordingly.

“Third Party Consideration” means the aggregate cash consideration realised, directly or indirectly, by AIL or its Affiliates in the event of a Disposal, an Asset Realisation or a Kabel Liquidation pursuant to Clauses 6 or 7, as applicable, net of AIL’s (or any of its Affiliates’) properly documented reasonable brokerage costs and any incurred, or if not yet incurred, AIL’s (or any of its Affiliates’) reasonable estimate of withholding tax, stamp duty, notarial fees, and any other taxes payable on such consideration or any tax which would have been payable on such consideration but for the use or set-off of any relief, loss or credit less any output VAT by AIL (or any of its Affiliates), as relevant, due in relation to the Disposal, Asset Realisation or Kabel Liquidation or any other properly documented reasonable costs or out-of-pocket expenses incurred or payable in connection with such Disposal, Asset Realisation or Kabel Liquidation to the extent such amounts have not already been reimbursed by Liberty as expenses.

“Third Party Purchaser” means any third party purchaser of the AIL Interest other than Liberty or any member of the Liberty Group.

“Total Return Swap“ means the share swap transaction evidenced by a confirmation dated on or about the date of this Letter between AIL and Liberty.

“Transaction” means the AIL Kabel Acquisition, the direct or indirect ownership of Kabel by AIL and/or its Affiliate(s), the funding of the AIL Kabel Acquisition, and any Disposal including, without limitation, the operation of the Kabel Group’s business (whether on, prior to, or subsequent to the date of this Letter).

“Transaction Documents” means:

(a)	this Letter;

(b)	the Kabel Articles of Association;

(c)	the Total Return Swap; and

(d)	the SPA together with any related or ancillary documents,

and any other documents designated as such by mutual written agreement between the Parties.

“VAT” means value added tax (or analogous tax) in any jurisdiction applicable to the transactions contemplated by the Transaction Documents.

2.2	Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Letter. In this Letter, unless the context otherwise requires, references to Clauses and to Schedules are to be construed as references to the clauses of, and schedules to, this Letter.

2.3	Words importing the plural shall include the singular and vice versa.

2.4	References to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or agency thereof.

2.5	A reference to € is to euros.

2.6	References to any Letter or document, including this Letter, shall be deemed also to refer to such Letter or document as from time to time amended, varied, supplemented, novated or replaced, other than in the case of the Kabel Business Plan, which shall be deemed to be a reference to such document in the form it is in at the date of this Letter.

2.7	The obligations of AIL under this Letter are several. Neither Party is responsible for the obligations of the other Party.

2.8	References to a “law” or “regulation” includes any law, statute, byelaw, order, delegated legislation, regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, local, regional, national intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

2.9	For the purposes of this Letter only and for the period commencing from the AIL Step-in Date until the Closing, references herein to an Affiliate of AIL shall be construed so as to include Kabel.

3	Total Return Swap

3.1	The Parties acknowledge that the Total Return Swap is Cash Settled only pursuant to the terms thereof.

3.2	AIL shall not, to the extent permitted by law, take any initiative to remove or replace any of the directors of Kabel.

3.3	The Total Return Swap will be Cash Settled within twelve months of the AIL Step-in Date in accordance with its terms.

4	Expenses

Liberty shall, within 30 days of receipt of an invoice from AIL, pay AIL an amount equal to any and all costs, taxes, claims and expenses of any kind whatsoever suffered or incurred by AIL (or any of its Affiliates), as determined by AIL (or any of its Affiliates) from time to time under or in connection with the Transaction Documents (including without limitation incidental to, or in connection with, entering into, performing or enforcing the Transaction and the Transaction Documents or in connection with any Disposal or other transaction, arrangement or matter contemplated in any of the Transaction Documents) and shall make payment of such amounts into an account as directed in writing by AIL, provided that (i) such invoice properly specifies and documents such costs, taxes, claims and expenses and (ii) AIL shall use reasonable endeavours to incur and account for such costs and expenses in the most tax efficient manner.

5	Preservation of the business of Kabel

5.1	The Parties acknowledge and accept that the provisions of this Clause 5 are designed to preserve the value of the business of Kabel.

5.2	Liberty acknowledges and accepts that:

(a)	neither AIL, nor any other AIL Indemnified Person has any expertise in the management, ownership or operation of companies carrying on the business of Kabel or the Kabel Group; and

(b)	AIL will own (and certain of the AIL Indemnified Persons will act as directors and officers of) Kabel from the AIL Step-in Date until Closing but, to the maximum extent permitted by applicable law, AIL or any other AIL Indemnified Person will not at any time have an active role in the management or operation of Kabel , in particular they will not exercise any voting rights with a view to determining or influencing the competitive behaviour of Kabel, in accordance with Section 3 para. 5 of the EU Merger Regulation and Section 37 para. 3 of the German Competition Act and other applicable corresponding laws. They will act only as passive equity owners relying on existing Kabel management and any replacement management to manage and run the business.

5.3	AIL shall refrain from exercising any right as a shareholder in Kabel to approve any change to the Kabel Business Plan.

5.4	It is AIL’s expectation that Kabel’s management and board will operate the business of Kabel in accordance with Kabel's business plan and budget (as set out in the documents annexed hereto in Schedule 3 (Kabel Business Plan) (the “Kabel Business Plan”). To the extent permitted by law, AIL shall not exercise any voting rights with a view to determining or influencing the competitive behaviour of Kabel. Liberty acknowledges that none of AIL or any other AIL Indemnified Person shall have any responsibility or liability (i) to ensure that Kabel operates its businesses in accordance with the Kabel Business Plan or its constitutional documents or (ii) for the manner in which Kabel conducts its business in any way. Without prejudice to the generality of Clause 10 (Indemnity) it is agreed that none of AIL or any other AIL Indemnified Person shall have any liability in relation to any actions taken by Kabel or its management.

5.5	Liberty acknowledges AIL is neither responsible for nor has been involved in any tax structuring or tax planning in respect of the Transaction and will not be responsible for the efficiency or implementation of any tax structuring or tax planning of the Transaction.

6	Sale to a Third Party Purchaser

6.1	Subject to the provisions of this Clause 6, AIL shall have sole discretion to structure the Disposal to a Third Party Purchaser provided that, notwithstanding the definition of “Disposal”, any Disposal pursuant to this Clause 6 shall be a Disposal of all (and not part only) of the Kabel Shares.

6.2	Subject to the provisions of Clauses 6 and 7, from and after the AIL Step-in Date, AIL shall use its reasonable endeavours to effect in a timely fashion an orderly competitive sales process to effect a Disposal to a Third Party Purchaser for such consideration and on such terms and conditions as AIL may determine.

6.3	Following any Disposal, payments shall be made by AIL and/or Liberty (as relevant) in accordance with a Cash Settlement pursuant to the terms of the Total Return Swap.

7	Asset Realisation / Kabel Liquidation

7.1	In the event that AIL, having used its reasonable endeavours, has not sold or otherwise disposed of the AIL Interest to a Third Party Purchaser in accordance with Clause 6 (Sale to a Third Party Purchaser) for a Third Party Consideration in respect of such sale or disposal that is greater than €1 by the Termination Date (as defined in the Total Return Swap), AIL may realise all of the AIL Interest for such consideration and on such terms and conditions as AIL may determine in its absolute discretion (an “Asset Realisation”).

7.2	Pursuant to an Asset Realisation, any or all of Kabel and/or any of its subsidiaries may be made subject to Liquidation (a “Kabel Liquidation”).

7.3	If, following the Cash Settlement Payment Date, AIL receives any Third Party Consideration following an Asset Realisation or Kabel Liquidation, provided that all amounts payable by Liberty under this Letter and under the Total Return Swap have been paid irrevocably in full to AIL, AIL shall transfer to Liberty the amounts, if any, received by it in respect of such Asset Realisation or Kabel Liquidation, net of liabilities, losses, claims, expenditure, costs, charges, fees, expenses or any other items (with, in each case, any related VAT).

8	Tax

8.1	All sums payable under this Letter shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law.

8.2	If any deduction or withholding is required by law from any payment in respect of a Liberty Obligation then the party making the payment shall be obliged to pay the other party such additional sum as will, after such deduction or withholding has been made, leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.3	If any tax, revenue or fiscal authority brings into charge to tax (or would have brought into charge to tax but for the use or set-off of any relief, loss or credit) any sum in respect of a Liberty Obligation under this Letter, then the amount so payable shall be grossed up by such amount as will ensure that, after payment of the tax so charged (or that would have been charged but for such use or set-off), there will be left a sum equal to the amount that would otherwise have been payable had the sum in question not been so charged to tax.

9	Representations, warranties and undertakings

9.1	Liberty hereby represents and warrants to AIL that as at the date of this Letter:

(a)	it is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)	it and each of its subsidiaries has the power to own its assets and carry on its business as it is being conducted;

(c)	all authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Letter and any other Transaction Document to which it is a party; and

(ii)	to make this Letter and any other Transaction Document to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect and any conditions thereto have been complied with;

(d)	Liberty has the right, power and authority to enter into and has taken all necessary action to authorise its entry into, performance and delivery of, this Letter and each other Transaction Document to which it is a party and to perform its obligations thereunder (in each case without any consent, approval or notice of any person, governmental agency or body);

(e)	none of the events contemplated by this Letter or the other Transaction Documents would or might constitute an event of default or potential event of default in, or otherwise be a breach of, any agreement relating to borrowing or indebtedness in the nature of borrowing which has been entered into by a member of the Liberty Group in a manner which is prejudicial to AIL or its Affiliates' rights under this Letter or any other Transaction Documents, neither would it be a breach of any borrowing restriction contained in the constitutional documents of any member of the Liberty Group;

(f)	the entry into and performance by Liberty of this Letter and any other Transaction Document to which it is a party does not infringe Liberty's constitutional documents, has been duly authorised and complies and will comply in all respects with all relevant laws of applicable to it and any agreement or instrument binding upon it or any of its subsidiaries’ assets;

(g)	Liberty has sought and will continue to seek periodically and will follow advice (and will continue to do so) from its auditors and legal advisers in relation to its financial reporting and any other disclosure or regulatory obligations to its stakeholders or creditors during any period that AIL or its Affiliates own Kabel; and

(h)	the obligations of Liberty under this Letter and the Transaction Documents to which it is a party constitute legal, valid and binding obligations on Liberty which are enforceable by AIL in the English Courts in accordance with their respective terms.

9.2	Liberty undertakes to AIL that it will, as soon as practicable after becoming aware of the same, give notice to AIL of any breach by it of any representation or warranty given by it under Clause 9.1.

9.3	Liberty undertakes to provide AIL without undue delay with any notification issued by Liberty or Seller pursuant to Section 8.3 of the SPA.

9.4	Liberty and AIL shall each provide (or cause to be provided to) each other Party in a timely manner such information as is reasonably necessary to enable that Party to comply with its obligations in relation to the filing of the tax returns relating to AIL, Kabel or any member of the Kabel Group. Liberty undertakes to AIL that it shall not make (or cause the making of) any elections, claims, notifications or filings (except as required by law) with any tax authority with respect to tax matters relating to any period up to and including the date of Closing with respect to AIL, Kabel or any member of the Kabel Group without the prior written consent of AIL. In addition, AIL agrees to notify Liberty of any elections, claims, notifications or filings which AIL considers in its sole discretion to be material.

9.5	Liberty warrants that it does not have any control or rights, whether through any contract or any other means, over the affairs of Kabel or the Kabel Group.

9.6	AIL hereby warrants to Liberty that as at the date of this Letter:

(a)	it is duly organised and validly existing under the law of its jurisdiction of incorporation;

(b)	all authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Letter and any other Transaction Document to which it is a party with Liberty; and

(ii)	to make this Letter and any other Transaction Document to which it is a party with Liberty admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect and any conditions thereto have been complied with;

(c)	it has the right, power and authority to enter into this Letter any other Transaction Documents to which it is a party with Liberty and has taken all necessary action to authorise its entry into, performance and delivery thereof, and to perform its obligations thereunder (in each case without any consent, approval or notice of any person, governmental agency or body);

(d)	the entry into and performance by it of this Letter and any other Transaction Documents to which it is a party with Liberty does not infringe its constitutional documents, has been duly authorised and complies and will comply in all respects with all relevant laws applicable to it and any agreement or instrument binding upon it or any of its subsidiary’s assets; and

(e)	the obligations of AIL under this Letter and the other Transaction Documents to which it is a party constitute legal, valid and binding obligations on AIL which are enforceable by Liberty in the English Courts in accordance with their respective terms, provided that, in each case, AIL does not give any warranty as to the need for, or compliance with, any notification to or consent, approval or other authorisation from the Authority or any other competition or anti-trust authority.

9.7	AIL undertakes to Liberty that from the date of this letter until Closing it will, as soon as practicable after becoming aware of the same, give notice to Liberty of any breach by it of any representation or warranty given by it under this Clause 9.

9.8	Liberty agrees that any failure by AIL to comply with its obligations under this Letter shall be without prejudice to:

(a)	any Liberty Obligation; or

(b)	any other obligation or liability that Liberty may have to any other Indemnified Person otherwise than under this Letter,

which shall in each case continue in full force and effect.

10	Indemnity

10.1	Subject to Clause 10.3, Liberty hereby agrees with each Indemnified Person to indemnify and hold harmless on demand on an after-tax basis each Indemnified Person against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, enquiries, investigations, proceedings (including, without limitation, regulatory proceedings) or judgments (each a “Claim”) asserted or established against it in any jurisdiction by any person whatsoever and against all losses, liabilities, damages, demands, costs, charges or expenses (including all legal fees) and tax (save to the extent incurred as a consequence of internal restructuring or internal tax planning implemented after the date of this Agreement for purposes not related in any way to this Transaction by AIL (or its Affiliates)), interest or penalties (each a “Loss” and together “Losses”) which that Indemnified Person suffers or incurs or may suffer or incur (including, but not limited to, all Losses suffered or incurred in investigating, preparing for or disputing or defending any Claim and/or in successfully establishing its right to be indemnified pursuant to this Clause 10 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Loss arises, directly or indirectly, out of or is attributable to or connected with or related to anything done or omitted to be done by any person (including that Indemnified Person) or otherwise in connection with the Transaction whether foreseeable or not or the Transaction Documents; provided that each Indemnified Person shall promptly repay to Liberty any amount paid by Liberty hereunder in respect of any Loss or Claim that is subsequently recovered by such Indemnified Person. For the avoidance of doubt, nothing stipulated in this Clause 10.1 shall be interpreted to create any obligation for any Indemnified Person to recover such amounts.

10.2	Without limiting in any way anything in Clause 10.1, the indemnity and agreement to hold harmless in Clause 10.1 includes any Claim or Loss suffered or incurred by any Indemnified Person:

(i)	arising as a result of that person acting as a director or officer of Kabel or any member of the Kabel Group;

(ii)	arising as a result of any Disposal or any attempted Disposal (including, without limitation, any Third Party Purchase or any Asset Realisation or Kabel Liquidation) or representation, warranty or undertaking given in connection with any Disposal;

(iii)	arising as a result of any Claims made or Losses incurred under or in respect of the SPA or any related or ancillary documents including, without limitation, claims for breach of warranty or failure to complete;

(iv)	any Loss or Claim arising directly or indirectly from non-compliance with any competition laws (including approvals and notifications) caused by implementing or entering into the Transactions or Transaction Documents; or

(v)	arising as a result of any Claims made or Losses incurred under or in respect of any debt instruments issued by Kabel Group any related or ancillary documents including, without limitation, claims for breach of warranty or failure to complete; or

(vi)	arising by reference to Clause 14 of the SPA

10.3	The indemnity and agreement to hold harmless in Clause 10.1 (as further provided for in Clause 10.2) shall not apply to any claim against or suffered or incurred by AIL or any other AIL Indemnified Person as a result of the fraud or wilful misconduct of AIL or any other AIL Indemnified Person.

10.4	No AIL Indemnified Person shall have the right to take any action pursuant to this Letter without the consent of AIL.

10.5	Notwithstanding Clause 10.4, the Parties hereto may enter into any agreement or arrangement varying or amending any of the terms of this Letter or compromising or settling any claim under this Letter (including in respect of such rights) without reference to the interest of, or the consent of, the Indemnified Persons not party to this Letter.

10.6	The provisions of this Clause 10 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Letter.

11	Confidentiality

Each Party acknowledges that the Transaction Documents are confidential and no Party shall, except as otherwise stipulated in this Letter or without the prior written consent of each of the other Parties, disclose or make any public announcement in respect of the Transaction or the Transaction Documents or their contents to any other person except:

(a)	as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange;

(b)	to its officers, employees or professional advisers for the purposes of the Transaction who have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(c)	in relation to any submission to the Authority; and

(d)	any matter or document that is or becomes in the public domain other than as a result of any breach of this Letter.

12	Notices

12.1	Any request or notice to be made or given hereunder shall be effective if sent by facsimile, personally delivered or recorded delivery:

(a)	in the case of a notice or request sent to AIL addressed to AIL at the following address:

Aldermanbury Investments Limited

125 London Wall

London EC2Y 5AJ

Attention: Maarten Petermann and Claire Isaac

Facsimile: +44 207 325 7227, marked for the urgent attention of Maarten Petermann and Claire Isaac

(b)	in the case of a notice request sent to Liberty addressed to Liberty at the following address:

Liberty Global Holding B.V.

Boeingavenue 53

1119 PE Schiphol-Rijk

The Netherlands

Facsimile: +31 20 778 9871, marked for the urgent attention of General Counsel

12.2	Any communication or document made or delivered by one person to another under or in connection with this Letter will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and if it is expressly marked for the attention of the department or officer identified in Clause 12.1.

12.3	Either party may, at any time change its address for service of notice by giving notice thereof to the other party, which shall take effect five (5) Business Days after receipt of such notice.

13	General

13.1	Third Party Rights

Unless expressly provided to the contrary in this Letter, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms. Notwithstanding any term of this Letter, the consent of any person who is not a Party is not required to rescind or vary this Letter at any time.

13.2	Counterparts

This Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

13.3	Rights Cumulative

The rights of the Parties under this Letter are cumulative, may be exercised as often as it is considered appropriate and are in addition to such Parties’ rights under general law. The rights of the Parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on the part of such Party or on its behalf shall in any way preclude such Party from exercising any such right or constitute a suspension or any variation of any such right.

13.4	Waivers

(a)	No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Letter shall impair such rights or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

(b)	Any waiver and any consent by any Party under this Letter must be in writing and may be given subject to any conditions thought fit by such Party. Any waiver or consent shall be effective only in the instance and for the purposes for which it is given.

13.5	Invalidity

If any of the provisions of this Letter becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.6	Variations

The provisions of this Letter shall not be varied otherwise than by an instrument in writing executed by or on behalf of all Parties.

13.7	Entire Agreement

This Letter and the Total Return Swap set out the entire understanding between the parties in respect of the subject matter of this Letter. It is agreed that:

(a)	no Party has entered into this Letter in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out or referred to in this Letter or the Total Return Swap; and

(b)	(except for breach of an express warranty under this Letter) no Party shall have any claim or remedy under this Letter in respect of misrepresentation (whether negligent or otherwise, and whether made prior to or in this Letter or untrue statement made by the other Party), provided that this Clause shall not exclude any liability for fraudulent misrepresentations.

13.8	No Double Counting

Each of the Parties agrees that where, pursuant to any particular provision of this Letter or the Total Return Swap, it has received and retained payment in full in respect of any amount in accordance with the terms of either such agreement, it shall not make a second claim in respect of such amount, notwithstanding that it may be expressed to be entitled to make a claim pursuant to one or more other provisions of either such agreement.

13.9	Successors in Title and Assignment

(a)	This Letter shall be binding upon and inure to the benefit of each of the Parties hereto and their successors and assigns.

(b)	Subject to Clause 13.9(c), no Party shall be entitled to assign the benefit of this Letter without the prior written consent of the other Parties. AIL agrees to use reasonable endeavours to comply with a request by Liberty to assign the benefit of this letter to a member of the Liberty Group provided that:

(i)	AIL is satisfied that the obligations of Liberty under the Transaction Documents shall remain in full force and effect;

(ii)	all costs and expenses incurred in complying with Liberty’s request are for the account of Liberty; and

(iii)	AIL shall not take any steps which in the opinion of AIL might be prejudicial to it.

(c)	AIL shall be entitled to assign its obligations and benefit under this Letter to any of its Affiliates provided that (i) there has been a transfer of the Kabel Shares by AIL to such Affiliate and (ii) if as a result of an assignment, other than where such assignment is in the opinion of AIL reasonably required by it in order to be able to continue to enforce its rights or perform its obligations under this Agreement, any additional tax liability is incurred, such additional amounts shall only be payable by Liberty under this Letter to the extent such tax would have otherwise have been payable by AIL (or its Affiliates) if no such assignment had been made.

13.10	Provisions to Remain in Full Force and Effect

The representations, warranties, indemnities and undertakings set out in this Letter shall remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Letter.

14	VAT

Notwithstanding any other provision in this Letter, all sums payable by Liberty under this Letter are exclusive of any VAT chargeable on any supply to which such sums relate and an amount equal to such VAT as is required by law to be charged shall be paid by the Party making such payment.

15	Governing Law and Jurisdiction

15.1	Governing Law

This Letter shall be governed by, and shall be construed in accordance with, English law.

15.2	Jurisdiction

(a)	All Parties agree that the courts of England are (subject to paragraph (b) below) to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise out of or in connection with this Letter and for such purposes irrevocably submit to the jurisdiction of the English courts.

(b)	The agreement contained in paragraph (a) above is included for the benefit of AIL. Accordingly, notwithstanding the exclusive agreement in paragraph (a) above, AIL shall retain the right to bring proceedings in any other jurisdiction and, if AIL is involved as defendant in proceedings in a jurisdiction other than England concerning acts or omissions relating to or arising from or in connection with AIL’s involvement in Kabel, AIL can join Liberty to those proceedings where AIL considers it reasonable to do so and Liberty irrevocably submits to any such jurisdiction. To the extent allowed by law AIL may take concurrent proceedings in any number of jurisdictions.

(c)	Each of AIL and Liberty irrevocably consents to service of process or any other document in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Letter or any other usual address, mail or in any other manner permitted by English law, the law of the place of service or the law of jurisdiction where proceedings are instituted.

15.3	Process Agent

Liberty shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Letter. Such agent shall be Liberty Global Europe Limited currently of Michelin House, 81 Fulham Road, London SW3 6RD, United Kingdom and any claim form, judgment or other notice of legal process shall be sufficiently served on Liberty if delivered to such agent at its address for the time being. Liberty irrevocably undertakes not to revoke the authority of this agent and if, for any reason, AIL requests Liberty to do so it shall promptly appoint another such agent with an address in England and advise AIL. If, following such a request, Liberty fails to appoint another agent, AIL shall be entitled to appoint one on behalf of Liberty at the expense of Liberty. If for any reason, Liberty requests AIL to appoint an agent for service of process or any other documents in proceedings in England or any other proceedings in connection with this Letter, they shall immediately do so and advise Liberty. If, following such a request, AIL fails to appoint an agent, Liberty shall be entitled to appoint one on behalf of AIL. On the date hereof and each further appointment of a process agent, Liberty shall deliver to AIL a signed acknowledgement of the relevant process agent's acceptance of appointment substantially in the form annexed hereto in Schedule 4 (Form of Process Agent Letter).

List of Omitted Schedules

The follow schedules to the Letter Agreement, dated March 21, 2011, between Liberty Global Europe Holding BV and Aldermanbury Investments Limited, have been omitted from this filing:

Schedule 1: Commitment letter to be issued by AIL

Schedule 2: Form of Articles of Association of Kabel

Schedule 3: Kabel Business Plan

Schedule 4: Form of Process Agent Letter

Please acknowledge your agreement to the above by signing and returning this Letter to us.

Maarten P. Petermann

as Attorney for

Aldermanbury Investments Limited

and on behalf of J.P. Morgan Securities Ltd. as agent for Aldermanbury Investments Limited

By:	Authorized Signatory
Name: Title:

We acknowledge and agree to the above.

Authorized Signatory

For and on behalf of Liberty Global Europe Holding B.V.